Scientific Industries, Inc.
                 70 Orville Drive
             Bohemia, New York 11716 USA


FOR IMMEDIATE RELEASE (Bohemia, NY, September 30, 2008)

Scientific Industries Reports Increased Earnings for Fiscal 2008 and a Cash Dividend


Scientific Industries Inc. (OTCBB-SCND), September 30, 2008 - Scientific Industries Inc. reported on Monday, September 29, 2008, that for the year ended June 30, 2008 net income was $391,500 ($0.34 per basic share), an increase of $79,500 (25.5%), and net sales were $6,669,400, an increase of $1,789,000 (36.7%) as
compared with results for the year ended June 30, 2007.   For
fiscal 2007, net income was $312,000 ($0.29 per basic share) on net sales of $4,880,000.

The addition since November 30, 2006, the date it was acquired, of the new catalyst research instruments operations, which incurred a loss in fiscal 2007, was responsible for the increase in net income and, along with a 6% increase in net sales of its benchtop laboratory equipment, for the increased net sales.

The Company's Board of Directors declared a cash dividend of $.08 per share of Common Stock payable on January 16, 2009 to holders of record as of the close of business on October 27, 2008.

Ms. Helena R. Santos, President and Chief Executive Officer, stated that while the results for the first quarter of the current fiscal year have been adversely affected primarily by supplier-caused delays in the fulfillment of some of its research instrument orders and despite current economic challenges, she remains optimistic about the results for the full fiscal year. In this respect she noted that order backlog as of June 30, 2008 was approximately $771,000.


About Scientific Industries
Scientific Industries designs, manufactures, and markets a variety of laboratory equipment, including the world-renowned Vortex-Genie? 2 Mixer, and since November 2006 produces and sells customized catalyst research instruments. Scientific Industries' products are generally used for research purposes in laboratories of universities, hospitals, pharmaceutical companies, chemical companies, and medical device manufacturers.

"Statements made in this press release that relate to future events, performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual events, performance or results to materially differ. The Company undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in the Company's Securities and Exchange Commission reports, including our annual report on Form 10-KSB."


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